UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 19, 2008

AllianceBernstein Holding l.p.
(Exact name of registrant as specified in its charter)

Delaware	001-09818	13-3434400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	212-969-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.	Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2008, Lewis A. Sanders, Chairman of the Board of Directors (“Board”) of AllianceBernstein Corporation (“Corporation”), general partner of AllianceBernstein L.P. (“AllianceBernstein”) and AllianceBernstein Holding L.P. (“AB Holding”), and Chief Executive Officer of the Corporation, AllianceBernstein and AB Holding, announced his retirement. Mr. Sanders is resigning from these positions as of December 19, 2008, but he will remain an employee of AllianceBernstein through December 31, 2008.

Mr. Sanders and AllianceBernstein have entered into an agreement setting forth the terms of Mr. Sanders’s retirement (“Sanders Retirement Agreement”). Mr. Sanders will receive, in connection with his retirement and in recognition of 40 years of service to AllianceBernstein and one of its legacy firms, Sanford C. Bernstein & Co. Inc., and as provided in Section 6(a) of his employment agreement with AllianceBernstein dated October 26, 2006, as amended, a payment of $12,750,000, together with all unvested deferred compensation awards previously made to him. Mr. Sanders will also receive, until December 31, 2011, a number of continuing benefits from AllianceBernstein as described in the Sanders Retirement Agreement.

The Sanders Retirement Agreement is attached hereto as Exhibit 99.01 and the description set forth herein is qualified in its entirety by reference thereto.

On December 19, 2008, the Board named Peter S. Kraus, age 56, Chairman of the Board of the Corporation and Chief Executive Officer of the Corporation, AllianceBernstein and AB Holding. Mr. Kraus was also named a member of the Executive Committee of the Board, the Compensation Committee of the Board and the Corporate Governance Committee of the Board.

Mr. Kraus has in-depth experience in the financial markets, including investment banking, asset management and private wealth management. Most recently, he served as an executive vice president, the head of global strategy and a member of the Management Committee of Merrill Lynch & Co. Inc. (“Merrill”), from September 2008 through December 2008. Prior to joining Merrill, Mr. Kraus spent 22 years with Goldman Sachs Group Inc. (“Goldman”), where he most recently served as co-head of the Investment Management Division and a member of the Management Committee, as well as head of firm-wide strategy and chairman of the Strategy Committee. Mr. Kraus also served as co-head of the Financial Institutions Group. He was named a partner at Goldman in 1994 and managing director in 1996.

Mr. Kraus is Chairman of the Investment Committee of Trinity College, Chairman of the Board of Overseers of CalArts, Co-Chair of the Friends of the Carnegie International, and a member of the Board of Keewaydin Camp.

On December 19, 2008, Mr. Kraus and AllianceBernstein entered into an agreement (“Kraus Employment Agreement”) pursuant to which Mr. Kraus shall serve as Chairman of the Board of the Corporation and Chief Executive Officer of the Corporation, AllianceBernstein and AB Holding until January 2, 2014 (“Employment Term”) unless the Kraus Employment Agreement is terminated in accordance with its terms.

In connection with the commencement of Mr. Kraus’s employment, on December 19, 2008, he was granted restricted units representing assignments of beneficial ownership of limited partnership interests in AB Holding (“AB Holding Units”) in an amount equal to the lesser of: (i) three million (3,000,000), and (ii) the number of AB Holding Units equal to $50 million divided by the average closing price on the New York Stock Exchange of an AB Holding Unit for the twenty (20) trading days ending on and including December 19, 2008 (rounded up to the nearest whole number). Subject to accelerated vesting clauses in the Kraus Employment Agreement (e.g., immediate vesting upon AXA ceasing to control the management of AllianceBernstein’s business or AB Holding ceasing to be publicly traded and certain qualifying terminations of employment), Mr. Kraus’s restricted AB Holding Units will vest ratably on each of the first five anniversaries of December 19, 2008, commencing December 19, 2009, provided, with respect to each installment, Mr. Kraus continues to be employed by AllianceBernstein on the vesting date. Mr. Kraus will be paid the cash distributions payable with respect to his unvested restricted AB Holding Units and a dollar amount equal to the cash distributions payable with respect to the number of any AB Holding Units that are withheld by AllianceBernstein to cover Mr. Kraus’s withholding tax obligations as the AB Holding Units vest. These cash distributions will be paid at the time distributions are made to AB Holding Unitholders generally, provided that no payments to Mr. Kraus will be required with respect to any cash distribution with a record date following the earlier of (i) the termination of Mr. Kraus’s employment for any reason, and (ii) December 19, 2013.

The calculation described in the paragraph above results in an average closing price of $18.3685 and an equity grant to Mr. Kraus of 2,772,052 AB Holding Units.

Mr. Kraus will be paid an annual base salary of $275,000 and will be entitled to receive a 2009 cash bonus of $6 million.

During the Employment Term, AllianceBernstein has no commitment to pay any cash bonuses to Mr. Kraus beyond the $6 million in 2009 (with any additional bonuses being entirely in the discretion of the Board) or to make any additional equity based awards to him. Consequently, for years after 2009 during the Employment Term, the totality of Mr. Kraus’s compensation (other than his fixed salary) will be dependent on the level of cash distributions on the restricted AB Holding Units granted to him and the evolution of the trading price of AB Holding Units, thereby directly aligning Mr. Kraus’s interests with those of other holders of AB Holding Units.

Mr. Kraus is also entitled to receive perquisites and benefits on the same terms as his predecessor.

The Kraus Employment Agreement is attached hereto as Exhibit 99.02 and the description set forth herein is qualified in its entirety by reference thereto.

Section 9.	Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.01	Sanders Retirement Agreement.

99.02	Kraus Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AllianceBernstein Holding l.p.

Dated: December 24, 2008	By:	/s/ Laurence E. Cranch
Laurence E. Cranch
Executive Vice President,
General Counsel and Corporate Secretary